NTS Realty Holdings Limited Partnership Announces First Quarter Distribution
and Reaffirms its Estimate of its Annual Distribution

Louisville, KY (April 14, 2005) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that the board of directors of its managing general partner, NTS Realty Capital, Inc., approved a quarterly distribution of $0.10 per unit on the Company’s limited partnership units. The distribution will be paid on May 13, 2005, to limited partners of record at the close of business on April 27, 2005. The Company also announced that it reaffirms its estimate that it will pay an aggregate distribution of approximately $0.50 per unit for the twelve-month period ending December 31, 2005. A spokesperson for the Company indicated that, “For tax purposes, the amount of the Company’s annual distribution may not exceed the Company’s net cash flow from operations. Thus, the amount of the Company’s quarterly distributions during the first three quarters of 2005 may be adjusted to ensure continued compliance with these tax law requirements.” The spokesperson for the Company also indicated that, “the actual amount and timing of all future distributions must be approved by the managing general partner’s board of directors and that the amount of any future distribution will be subject to property performance, potential acquisitions, the need for cash reserves and other factors.”

Brian F. Lavin, the President and Chief Executive Officer of the Company’s managing general partner, said “We are pleased that our first quarter has proceeded as planned, and that it continues to appear that we should meet our annual distribution target.”

About NTS Realty Holdings Limited Partnership

The Company owns thirty-two properties, comprised of nine multifamily properties, nineteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Orlando and Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.